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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:   CG CORPORATE INSURANCE VARIABLE LIFE SEPARATE ACCOUNT 02

Address of Principal Business Officer (No. & Street, City, State, Zip Code):

900 Cottage Grove Road, Hartford, CT 06152

Telephone Number (including area code):  (860) 726-6000

Name and address of agent for service of process:

Robert A. Picarello, Esq., 900 Cottage Grove Road, Hartford, CT 06152-2321

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:
YES /X/  NO / /

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940 the depositor/sponsor, Connecticut General Life Insurance Company, of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Bloomfield and the state of Connecticut on the 14th day of March, 1996.

[Seal]            CG CORPORATE INSURANCE VARIABLE LIFE SEPARATE
                                   ACCOUNT 02

                                                            (Name of Registrant)

                                  By CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                                         (Name of sponsor, trustee or custodian)

  /s/ Edwin L. Kerr                               /s/ Thomas C. Jones
------------------------                       ---------------------------------
Attest: Edwin L. Kerr                          By: Thomas C. Jones
        Counsel                                    President
        (Title)                                    (Title)